Exhibit (a)(1)(E)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

SOUTHWALL TECHNOLOGIES INC.

at

$13.60 NET PER SHARE

Pursuant to the Offer to Purchase dated October 25, 2011

by

BACKBONE ACQUISITION SUB, INC.

a wholly-owned subsidiary of

SOLUTIA INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THE NIGHT OF TUESDAY, NOVEMBER 22, 2011, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

October 25, 2011

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated October 25, 2011 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) in connection with the offer by Backbone Acquisition Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Solutia Inc., a Delaware corporation (“Parent”), to purchase all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Southwall Technologies Inc., a Delaware corporation (the “Company”), at a purchase price of $13.60 per Share, net to the seller in cash, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

Also enclosed is a letter to stockholders of the Company from the Chairman of the Board of Directors of the Company, accompanied by the Company’s Solicitation/Recommendation Statement on Schedule 14D-9.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1.	The offer price for the Offer is $13.60 per Share, net to you in cash, without interest, less any applicable withholding taxes.

2.	The Offer is being made for all outstanding Shares.

3.	The Offer is being made in connection with the Agreement and Plan of Merger, dated as of October 6, 2011 (together with any amendments or supplements thereto, the “Merger Agreement”), by and among Parent, Purchaser and the Company, pursuant to which, after the completion of the Offer and the satisfaction or waiver of the conditions set forth therein, Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”).

4.	The board of directors of the Company has unanimously (i) determined that it is fair and advisable for Parent to acquire the Company on the terms and subject to the conditions set forth in the Merger Agreement, (ii) approved and declared advisable the Merger, (iii) authorized, adopted and approved the Merger Agreement and approved the execution, delivery and performance of the Merger Agreement by the Company and the consummation of the transactions contemplated thereby, including the Offer and the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement, and (iv) recommended that the holders of Shares accept the Offer, tender their Shares into the Offer and, to the extent required by applicable law, approve the Merger and adopt the Merger Agreement.

5.	The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on the night of Tuesday, November 22, 2011, unless the Offer is extended by Purchaser or earlier terminated.

6.	The Offer is subject to certain conditions described in Section 15 of the Offer to Purchase.

7.	Any transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

INSTRUCTION FORM

With Respect to Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

SOUTHWALL TECHNOLOGIES INC.

at

$13.60 NET PER SHARE

Pursuant to the Offer to Purchase

dated October 25, 2011

by

BACKBONE ACQUISITION SUB, INC.

a wholly-owned subsidiary of

SOLUTIA INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated October 25, 2011 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), in connection with the offer by Backbone Acquisition Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Solutia Inc., a Delaware corporation (“Parent”), to purchase all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Southwall Technologies Inc., a Delaware corporation (the “Company”), at a purchase price of $13.60 per Share, net to the seller in cash, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

ACCOUNT NUMBER:

NUMBER OF SHARES BEING TENDERED HEREBY:                     SHARES*

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

Dated:

(Signature(s))

(Please Print Name(s))

Address
Include Zip Code
Area Code and Telephone No.
Taxpayer Identification or Social Security No.